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                                                                    Exhibit 8.2

                       [LETTERHEAD OF FREDRIKSON & BYRON, P.A.]


                                  February 26, 1997



North Star Plating Company
3621 Marshall Street N.E.
Minneapolis, Minnesota 55418

Ladies and Gentlemen:

    We have acted as counsel to North Star Plating Company ("North Star"), a Minnesota corporation, in connection with (i) the proposed merger (the "Merger") of North Star Acquisition, Inc. (the "Subsidiary"), a Minnesota corporation, which is a wholly-owned subsidiary of Keystone Automotive Industries, Inc., a California corporation ("Keystone"), into North Star, which will be the surviving corporation in the Merger; and (ii) Keystone's filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of shares of Common Stock of Keystone (the "Keystone Shares") to be issued pursuant to the Merger. You have requested our opinion with respect to certain United States federal income tax consequences of the Merger.

    In the course of our representation and for purposes of rendering this opinion, we have examined the following documents and have relied on the representations, warranties, and other information contained therein as true without our having performed an independent verification as to the accuracy of such representations and warranties:

    1.   Agreement and Plan of Merger (the "Merger Agreement") dated December
6, 1996, among Keystone, the Subsidiary, North Star, and Ronald G. Brown and Kim
D. Wood.

    2. The Registration Statement, filed with the Securities and Exchange Commission on December 23, 1996, as amended by Amendment Nos. 1, 2, and 3 thereto, which Registration Statement includes the Prospectus and Proxy Statement of Keystone and the Information Statement of North Star.

    As to matters of fact material to this opinion, we have relied upon (1) facts within our actual knowledge after an inquiry of the attorneys and paralegals of this firm who have provided legal services to North Star in connection with the Merger; (2) facts represented to us in certificates of officers of North Star and Keystone; and (3) the recitals, agreements, representations, warranties, and other information contained in or made pursuant to the documents cited above. We have also relied upon corporate and other records provided to us by North Star and represented to us to be accurate and complete. We have assumed the due authorization by all requisite action of the execution and delivery by such parties of such


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North Star Plating Company
February 26, 1997
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documents and the validity and binding effect thereof on such parties.  We have made no other inquiry or investigation as to factual matters.

    A summary of the facts known to us relating to the Merger is set forth below:

    (i) Pursuant to the Merger Agreement and California and Minnesota law, in the Merger, the Subsidiary will be merged with and into North Star, which will succeed, insofar as permitted by law, to the rights, assets, liabilities and obligations of the Subsidiary.

   (ii) Pursuant to the Merger Agreement and California and Minnesota law, in the Merger, the shareholders of North Star will receive, in exchange for each of their shares of stock of North Star ("North Star Shares"), the number of Keystone Shares described in the Merger Agreement. No other consideration will be received for the North Star Shares, and any fractional Keystone Shares that the North Star shareholders would otherwise receive in the Merger will instead be rounded up or down to the nearest whole share.

  (iii) Pursuant to the Merger Agreement and Minnesota law, shareholders of North Star who dissent from the Merger will have such dissenters' appraisal rights as are provided under Minnesota law.

    The following representations have been made in connection with the proposed Merger, upon which we have relied in rendering this opinion:

    (a) The fair market value of the Keystone Shares received by each North Star shareholder in the Merger will be approximately equal to the fair market value of the North Star Shares surrendered in the Merger.

    (b) There is no plan or intention by the shareholders of North Star who own one percent or more of the North Star Shares and, to the best knowledge of the management of North Star, there is no plan or intention on the part of the remaining shareholders of North Star to sell, exchange or otherwise dispose of a number of Keystone Shares received in the Merger that would reduce the North Star shareholders' ownership of Keystone Shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding North Star Shares as of the same date. For purposes hereof, North Star Shares exchanged for cash or other property or surrendered by dissenters will be treated as outstanding North Star Shares on the date of the Merger. Moreover, North Star Shares and Keystone Shares held by North Star shareholders and otherwise sold,


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North Star Plating Company
February 26, 1997
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redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

    (c) Following the Merger, North Star will hold at least 90 percent of the fair market value of its net assets and 70 percent of the fair market value of its gross assets, and it will hold at least 90 percent of the fair market value of the Subsidiary's net assets and 70 percent of the fair market value of the Subsidiary's gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by North Star to dissenters, amounts paid by North Star to shareholders who receive cash or other property, amounts used by North Star to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by North Star will be included as assets of North Star held immediately prior to the Merger.

    (d) Prior to the Merger, Keystone will be in "control" of the Subsidiary within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended to date (the "Code").

    (e) Following the Merger, North Star (i) will not issue additional shares of stock that would result in Keystone losing "control" of the Subsidiary within the meaning of section 368(c) of the Code; and (ii) will continue its historic business or use a significant portion of its historic business assets in a business.

    (f) Keystone has no plan or intention to: (i) reacquire any of its stock issued in the Merger; (ii) liquidate North Star; (iii) merge North Star with or into another corporation; (iv) sell or otherwise dispose of the stock of North Star except for transfers of stock to corporations controlled by Keystone; or
(v) cause North Star to sell or otherwise dispose of any of its assets or any of the assets of the Subsidiary acquired in the Merger, except for dispositions in the ordinary course of business or transfers of assets to a corporation controlled by North Star.

    (g) The Subsidiary will have no liabilities assumed by North Star, and will not transfer to North Star any assets subject to liabilities, in the Merger.

    (h) Except as may be specifically provided for in the Merger Agreement, each of the parties to the Merger will pay their respective expenses, if any, incurred in connection with the Merger. Keystone will pay or assume only those expenses of North Star that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.


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North Star Plating Company
February 26, 1997
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    (i)  There is no intercorporate indebtedness existing between Keystone and
North Star or between the Subsidiary and North Star that was issued, acquired, or will be settled at a discount.

    (j) In the Merger, North Star Shares representing "control" of North Star, as defined in section 368(c) of the Code, will be exchanged solely for voting common stock of Keystone. For purposes hereof, North Star Shares exchanged for cash or other property originating with Keystone will be treated as outstanding North Star Shares on the date of the Merger.

    (k) At the effective time of the Merger, North Star will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in North Star that, if exercised or converted, would affect Keystone's acquisition or retention of "control" of North Star, as defined in section 368(c) of the Code.

    (l) Keystone does not own, nor has it owned during the past five years, any shares of the stock of North Star.

    (m)  No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    (n) North Star is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

    (o) On the date of the Merger, the fair market value of the assets of North Star will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

    (p) None of the compensation received by any shareholder-employees of North Star will be separate consideration for, or allocable to, any of their North Star Shares; none of the Keystone Shares received by any shareholder-employees of North Star will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of North Star on or before the date of the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


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North Star Plating Company
February 26, 1997
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    Based solely on the factual information described above and our analysis and examination of applicable federal income tax laws, rulings, regulations and judicial precedents, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement and as described above, we are of the opinion as of this date that, for federal income tax purposes:

    1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    2. Keystone, the Subsidiary and North Star will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

    3. No income, gain, or loss will be recognized for federal income tax purposes by either North Star or Keystone as a result of the consummation of the Merger.

    4. No income, gain, or loss will be recognized for federal income tax purposes by shareholders of North Star upon the exchange in the Merger of North Star Shares solely for Keystone Shares.

    No opinion is expressed concerning the tax treatment of the Merger under other provisions of the Code and the regulations thereunder or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinion.

    An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service, is not binding upon the Internal Revenue Service and has no official status of any kind. We can give no assurance that the Internal Revenue Service will not challenge the opinions expressed herein or that, in the event the Internal Revenue Service challenges the opinion expressed herein, it will not ultimately prevail.

    Our opinion has been requested by North Star and is being rendered to North Star. No other individual or entity, whether or not a party to the Merger, may rely upon this opinion without the express prior written consent of the undersigned. Our opinion is limited to the matters discussed herein, and it does not cover other federal income tax consequences of the Merger. Our opinion does not deal with the specific circumstances of any particular shareholder of North Star, nor does it cover the application of state, local, foreign or other tax laws. You are advised that applicable statutes of some states differ in some respects


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North Star Plating Company
February 26, 1997
Page 6


from their counterparts in the Code. Further, our opinion is based upon existing laws, regulations, administrative authorities, and judicial decisions, any or all of which could change at any time with retroactive effect.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement and to the reference to our firm under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" included in the Proxy Statement/Information Statement/Prospectus constituting a part of the Registration Statement.

                                            Very truly yours,

                                            FREDRIKSON & BYRON, P.A.



                                            By  /s/ Mary E. Strand
                                              ---------------------------------
                                               Its Vice President